Exhibit 99.1

Company Release — 11/18/14

First Priority Financial Corp. Reports Third Quarter, Nine Months 2014 Results.

MALVERN, Pa., November 18, 2014 — First Priority Financial Corp. (“First Priority” or the “Company”), parent of First Priority Bank, today reported financial results for the three and nine months ended September 30, 2014.

For the three months ended September 30, 2014, First Priority reported consolidated net income of $5.32 million compared to $87 thousand for the third quarter of 2013. Net income to common shareholders, after preferred dividends and net warrant amortization totaling $166 thousand, was $5.16 million for the three months ended September 30, 2014, or $0.80 per basic and diluted common share. During the third quarter of 2014, the Company determined that the valuation allowance previously recorded related to net deferred tax assets is no longer necessary which resulted in the recording of an income tax benefit of $4.71 million in the current quarter.

The reversal of the valuation allowance on net deferred tax assets was based on management’s judgment that it is more likely than not that the net deferred tax asset will be realized by the Company in the future. First Priority has reported positive cumulative pre-tax earnings over the prior 3 year period ended September 30, 2014 totaling $3.1 million, and exclusive of non-recurring merger related costs, which are not reflective of ongoing operations of the Company, pre-tax earnings of $5.1 million over this same period. Furthermore, excluding merger related costs, First Priority recorded a profit in each of the prior thirteen quarters. These historical results in conjunction with management’s expectations of future projected taxable income constitute the positive evidence required to reverse the valuation allowance on net deferred tax assets.

For the three months ended September 30, 2013, the net loss to common shareholders was $46 thousand, or $0.01 per basic and diluted common share after preferred dividends and net warrant amortization totaling $133 thousand. The results for 2013 included $324 thousand of merger related costs resulting from the merger with Affinity Bancorp, Inc. completed on February 28, 2013.

For the first nine months of 2014, First Priority reported consolidated net income of $6.52 million compared to a net loss of $506 thousand for the same period of 2013, which included $1.53 million of merger related costs. Net income to common shareholders, after preferred dividends and net warrant amortization totaling $414 thousand, was $6.11 million for the nine months ended September 30, 2014, or $0.95 per basic and diluted common share, compared to a net loss to common shareholders of $905 thousand, or $0.16 per basic and diluted common share for the nine months ended September 30, 2013, after preferred dividends and net warrant amortization totaling $399 thousand.

David E. Sparks, Chairman and CEO, commented: “We continue to report a consistent quarterly level of core operating results as exhibited by pre-tax earnings of $608 thousand in the current quarter, and $2.6 million for the last twelve months ended September 30, 2014. These results reflect the positive impact of post consolidation results beginning in the fourth quarter of 2013, upon completion of merger integration related to Affinity Bancorp, and the benefits achieved through combining the two companies. Additionally, net interest margin and credit quality have remained strong throughout the current quarter.”

Operating Results Highlights:

•	Total revenues in the third quarter of 2014 were $4.26 million, an increase of $195 thousand, or 4.8%, compared to $4.07 million in the third quarter of 2013. This positive variance resulted from an increase of $202 thousand, or 5.3% in net interest income from $3.82 million to $4.02 million, primarily resulting from growth of average interest earning assets of $38.8 million, or 9.7%, which included increases in average loans of $36.8 million, or 11.2%, and growth of average investment securities of $5.2 million, or 8.7%. Net interest margin decreased 15 basis points from 3.79% during the third quarter of 2013 to 3.64% during the current quarter.

For the nine months ended September 30, 2014, total revenues were $12.45 million, an increase of $1.35 million, or 12.2%, from $11.10 million in the first nine months of 2013. Net interest income increased 11.4%, or $1.20 million, to $11.77 million compared to $10.57 million when comparing these same periods. Average interest earning assets for the first nine months of 2014 increased $49.4 million, or 13.3%, which included increases in average loans of $36.7 million, or 11.7%, and average investment balances of $16.2 million, or 33.3%, when compared to the prior year. The change in average balances when comparing the first nine months of 2014 to 2013 was impacted by the acquisition of Affinity Bank effective February 28, 2013. Net interest margin decreased slightly to 3.74% for the first nine months of 2014 compared to 3.81% for the same period in 2013. Non-interest income increased $150 thousand, or 28.2%, from $531 thousand in 2013 to $681 thousand in the current year, as fee income from the wealth management business increased $99 thousand, fees related to bank owned life insurance added $68 thousand, while banking related fees and all other non-interest income declined $17 thousand.

•	The provision for loan losses was $212 thousand in the third quarter of 2014, a decrease of $18 thousand compared to $230 thousand recorded in the third quarter of 2013. The level of provision is impacted by the adequacy of the allowance, including an analysis of impaired and non-performing loans, as well as by the level of incremental loan volume and net charge-offs of loans. Net charge-offs for the current quarter totaled $161 thousand compared to $223 thousand for the same period of 2013, while total loans increased $9.0 million in the current quarter compared to a slight decrease in total loans in the third quarter of 2013.

For the nine months ended September 30, 2014, the provision for loan losses increased slightly from $570 thousand in 2013 to $572 thousand in the current year.

•	Non-interest expenses were $3.44 million in the third quarter of 2014, a decrease of $308 thousand, or 8.2% from the third quarter of 2013 expenses of $3.75 million. Excluding merger related costs totaling $324 thousand recorded in the third quarter of 2013, operating expenses increased slightly between the periods.

For the nine months ended September 30, 2014, non-interest expenses were $10.06 million in 2014, a decrease of $973 thousand, or 8.8% from $11.03 million the same period in 2013. Excluding merger related costs totaling $1.53 million recorded in 2013, operating expenses increased $561 thousand between the periods. Of this increase, approximately $275 thousand in incremental salaries and benefits and $141 thousand in occupancy costs are related to the additional staffing and branch offices resulting from the merger with Affinity with combined results beginning March 2013.

Balance Sheet and Capital Highlights:

•	Loans outstanding were $371.8 million at September 30, 2014, an increase of $36.1 million, or 10.8% from $335.7 million at December 31, 2013. Included in the current year loan growth are $15.3 million of purchased residential real estate loans located within First Priority’s markets which were underwritten to the same standards as used for loans that the Company originates for its own portfolio.

•	The investment portfolio totaled $64.0 million at September 30, 2014, compared to $89.6 million at December 31, 2013. As of September 30, 2014 and December 31, 2013, $48.0 million and $78.6 million of investments, respectively, were classified as available for sale while $16.0 million and $11.0 million, respectively, were classified as held to maturity. The Company’s investment portfolio included $25 million of short-term government agency securities as of December 31, 2013 which matured in January 2014.

•	Total assets were $475.1 million at September 30, 2014 compared to $446.1 million at December 31, 2013.

•	Deposits totaled $361.0 million at September 30, 2014 compared to $357.4 million at December 31, 2013, an increase of $3.6 million, or 1.0%, related to an overall increase in time deposits, primarily in brokered time deposits, partially offset by a decline in interest bearing demand accounts, money market deposit accounts and savings accounts. Of the total deposits at September 30, 2014, $180.6 million, or 50% of total deposits, are core deposits consisting of demand, money market and savings deposits.

•	The capital position of First Priority remains strong with regulatory capital ratios exceeding all requirements for First Priority Bank to be classified as “well capitalized” under capital adequacy guidelines. The Bank’s total risk based capital ratio as of September 30, 2014 was 12.77%.

•	Total shareholders’ equity for the Company was $49.7 million at September 30, 2014, compared to $42.4 million at December 31, 2013. The enhanced capital position is attributable to net income as reported above of $6.5 million for the nine months ended September 30, 2014, $1.0 million due to a reduction in net unrealized losses on investment securities and stock based compensation costs of $196 thousand. These increases were partially offset by preferred dividends paid of $405 thousand. The period end equity to assets ratio was 10.46%, book value and tangible book value per common share at September 30, 2014 were $6.25 and $5.76, respectively, and tangible common equity to tangible assets was 7.87% as of this same date.

Asset Quality Highlights:

•	The allowance for loan losses was $2.3 million at both September 30, 2014 and December 31, 2013, which represented 0.62% and 0.68%, respectively, of total loans outstanding as of each of these dates. Under acquisition accounting rules, all acquired loans are recorded on acquisition date at current fair values, including a discount related to potential credit impairment. Accordingly, the carryover of an allowance for loan losses is prohibited as any potential credit losses are initially included in the determination of the fair value. Generally, the allowance for loan losses is available only for loans originated by First Priority prior to and after the consummation of the merger. As of September 30, 2014 and December 31, 2013, the balance of all credit related fair value adjustments related to acquired loans totaled $1.7 million and $2.3 million, respectively, and when combined with the allowance for loan losses would equate to 1.08% and 1.36%, respectively, of total loans outstanding.

•	Total non-performing loans were $3.9 million, or 1.04% of total loans outstanding, and $4.3 million, or 1.27% of total loans outstanding, as of September 30, 2014 and December 31, 2013, respectively. Total non-performing assets, totaled $4.7 million, or 1.00% of total assets, as of September 30, 2014, compared to $5.3 million, or 1.18% of total assets as of December 31, 2013. Net charge-offs for the Company totaled $557 thousand for the nine months ended September 30, 2014 compared to $794 thousand for the same period in 2013.

About First Priority

First Priority Financial Corp. is a bank holding company, which along with its bank subsidiary, First Priority Bank, is headquartered in Malvern, Pennsylvania. First Priority Bank, with $474.8 million in assets, was chartered in November, 2005 and opened for business to the public in January, 2006 as a full service commercial bank providing personal and business lending, deposit products and wealth management services through its ten offices in Berks, Bucks, Chester and Montgomery Counties, Pennsylvania. The common stock of First Priority Financial Corp. is not currently traded on the open market. First Priority’s website can be accessed at http://www.fpbk.com.

This release contains forward-looking statements, which can be identified by reference to a future period or periods or by the use of words such as “would be,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” and similar expressions or the negative thereof. These forward-looking statements include: statements of goals, intentions and expectations; statements regarding prospects and business strategy; statements regarding asset quality and market risk; and estimates of future costs, benefits and results. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following: (1) general economic conditions, (2) competitive pressures among financial services companies, (3) changes in interest rates, (4) deposit flows, (5) loan demand, (6) changes in legislation or regulation, (7) changes in accounting principles, policies and guidelines, (8) litigation liabilities, including costs, expenses, settlements and judgments and (9) other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We have no obligation to update or revise any forward-looking statements to reflect any changed assumptions, unanticipated events or any changes in the future.

The Company cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission (“SEC”), including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.

First Priority Financial Corp.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2014	2013	2014	2013
Interest income	$4,733	$4,595	$13,893	$12,960
Interest expense	715	779	2,120	2,394

Net interest income	4,018	3,816	11,773	10,566
Provision for loan losses	212	230	572	570

Net interest income after provision for loan losses	3,806	3,586	11,201	9,996
Non-interest income	246	253	681	531
Non-interest expenses	3,444	3,752	10,060	11,033

Income (loss) before income tax benefit	608	87	1,822	(506)
Federal income tax benefit	(4,714)	—	(4,698)	—

Net income (loss)	$5,322	$87	$6,520	$(506)
Preferred dividends, including net amortization	166	133	414	399

Income (loss) to common shareholders	$5,156	$(46)	$6,106	$(905)

Basic earnings (loss) per common share	$0.80	$(0.01)	$0.95	$(0.16)
Diluted earnings (loss) per common share	$0.80	$(0.01)	$0.95	$(0.16)

Weighted average common shares outstanding:
Basic	6,446	6,332	6,441	5,641
Diluted	6,466	6,332	6,448	5,641

Net interest margin	3.64%	3.79%	3.74%	3.81%

First Priority Financial Corp.

Condensed Consolidated Balance Sheets

Unaudited (In thousands)

	September 30, 2014	December 31, 2013
Assets
Cash and cash equivalents	$20,278	$11,248
Investment securities	63,965	89,599
Residential mortgage loans held for sale	727	—
Loans receivable	371,763	335,737
Less: allowance for loan losses	2,288	2,273

Net loans	369,475	333,464
Premises and equipment, net	2,441	2,533
Bank owned life insurance	3,068	—
Deferred income tax assets, net	4,835	—
Goodwill and other intangibles	3,146	3,219
Other assets	7,150	6,025

Total assets	$475,085	$446,088

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$360,964	$357,420
Borrowings	62,572	44,625
Other liabilites	1,846	1,651

Total liabilities	425,382	403,696
Shareholders’ equity	49,703	42,392

Total liabilities and shareholders’ equity	$475,085	$446,088

First Priority Financial Corp.

Selected Financial Data

(Unaudited, in thousands, except per share data)

	September 30, 2014	December 31, 2013
Period End Balance Sheet Ratios
Loan to deposit ratio	103.0%	93.9%
Equity to assets	10.46%	9.50%
Tangible common equity/Tangible assets	7.87%	6.72%
First Priority Bank total risk based capital ratio	12.77%	12.90%
Book value per common share	$6.25	$5.12
Tangible book value per common share	$5.76	$4.62

Selected Asset Quality Balances

Non-performing loans	$3,883	$4,276
Other real estate owned	765	914
Repossessed assets	85	75

Total non-performing assets	$4,733	$5,265

Selected Asset Quality Ratios
Non-performing loans as a percentage of total loans	1.04%	1.27%
Non-performing assets as a percentage of total assets	1.00%	1.18%
Allowance for loan losses as a percentage of total loans	0.62%	0.68%

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